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                                                                     EXHIBIT 5.1

             [LETTERHEAD OF TROOP MEISINGER STEUBER & PASICH, LLP]

                               October 23, 1996


  Brilliant Digital Entertainment, Inc.
  6355 Topanga Canyon Boulevard, Suite 513
  Woodland Hills, CA 91367

  Ladies/Gentlemen:

       At your request, we have examined the Registration Statement on Form S-1 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by Brilliant Digital Entertainment, Inc., a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 2,000,000 shares of Common Stock, par value $0.001 per share, of the Company, and up to an additional 300,000 shares of Common Stock of the Company subject to the underwriter's over-allotment option, and any additional shares of Common Stock of the Company which may be registered pursuant to Rule 462(b) under the Act (the "Shares").

       We are of the opinion that the Shares have been duly authorized and upon issuance and sale of the Shares in conformity with and pursuant to the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

       We consent to the use of this opinion as an Exhibit to the Registration Statement and to use of our name in the Prospectus constituting a part thereof.


                            Respectfully submitted,

                            /s/ Troop Meisinger Steuber & Pasich, LLP

                            TROOP MEISINGER STEUBER & PASICH, LLP